Exhibit 2.1

SECOND AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

This Second Amendment to the Business Combination Agreement (this “Amendment”) is entered into as of May 16, 2024, by and among (a) ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), (b) Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), (c) Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”), (d) Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub”), and (e) Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company” and together with SPAC, Betters, PubCo and Merger Sub, collectively, the “Parties” and individually a “Party”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of June 26, 2023, as amended by certain amendment dated March 11, 2024 (as amended to date, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 12.11 of the Business Combination Agreement, the Business Combination Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by all of the Parties in accordance with the specifications contained in Section 12.8 of the Business Combination Agreement and which makes reference to the Business Combination Agreement; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below in accordance with Section 12.11 of the Business Combination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth in this Amendment, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Amendment to Section 9.9. The first sentence of Section 9.9 of the Business Combination Agreement is hereby amended in its entirety to be and read as follows:

9.9           Extension of SPAC Business Combination Deadline. If the Transactions are not consummated by October 25, 2023 (the “SPAC Business Combination Deadline”), then SPAC shall use its, and shall cause its Affiliates to use their, reasonable best efforts to obtain the approval of the SPAC Stockholders to approve an extension of the SPAC Business Combination Deadline to a date that is mutually agreed between SPAC and Betters and reasonably necessary to consummate the Transactions (which date shall not be later than August 25, 2024) (an “Extension” and such date, the “Maximum Extension Date”).

2.            Effectiveness. All of the provisions of this Amendment shall be effective upon the execution of this Amendment by all of the parties hereto. Except as set forth in this Amendment, all terms and provisions of the Business Combination Agreement shall remain in full force and effect.

3.            References to the Business Combination Agreement. After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment, and all references in the Ancillary Agreements to “the Agreement” shall refer to the Business Combination Agreement as amended by this Amendment. Notwithstanding the foregoing, all references (a) in the Business Combination Agreement or the Disclosure Letters to “the date hereof” or “the date of this Agreement” or (b) in the Business Combination Agreement or the Ancillary Agreements to “the date of the Business Combination Agreement” or “the date of the Agreement”, or words of like import, shall refer to June 26, 2023, and all references in the Business Combination Agreement to “prior to the date of this Agreement” or words of like import shall mean before the Business Combination Agreement was executed on June 26, 2023 (without regard to this Amendment).

4.            Entire Agreement. This Amendment, the Business Combination Agreement (including the Schedules and Exhibits thereto) and the Ancillary Agreements collectively set out the entire agreement among the Parties in respect of the subject matter contained herein and therein and supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating to the subject matter hereof and thereof.

5.            Miscellaneous. The provisions of Article XII (Miscellaneous) of the Business Combination Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

SPAC:

ExcelFin Acquisition Corp.

By:	/s/ Joe Ragan
Name:	Joe Ragan
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

BETTERS:

Betters Medical Investment Holdings Limited

By:	/s/ Haimei Wu
Name:	Haimei Wu
Title:	Director

COMPANY:

Tycoon Choice Global Limited

By:	/s/ Haimei Wu
Name:	Haimei Wu
Title:	Director

PUBCO:

Baird Medical Investment Holdings Limited

By:	/s/ Haimei Wu
Name:	Haimei Wu
Title:	Director

MERGER SUB:

Betters Medical Merger Sub, Inc.

By:	/s/ Haimei Wu
Name:	Haimei Wu
Title:	Director

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